The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

December 21, 2021

For Immediate Release

Company Name	A&D Company, Limited
Representative	Representative Director, Executive Officer, and President	Yasunobu Morishima
Securities Code	7745 (Tokyo Stock Exchange, First Section)
Inquiries	Senior Managing Executive Officer in Charge of Business Management	Sadao Ito
TEL	048-593-1111 (Main)
URL	https://www.aandd.co.jp/

Update on Previously Disclosed Matter:

Notice Concerning Execution of Absorption-Type Company Split Agreement in Connection with Transition to Holding Company Structure

A&D Company, Limited (the “Company”) announced in a press release dated November 29, 2021 “Notice Concerning Management Integration of A&D Company, Limited. and Holon Co., Ltd. (Execution of Share Exchange Agreement Between A&D Company, Limited and Holon Co., Ltd.; Transition by A&D Company, Limited to Holding Company Structure Through Absorption-Type Company Split, and Change to Trade Name and Partial Revision of Articles of Incorporation)” (the “Press Release”) that the Company and Holon Co., Ltd. (“Holon”) will conduct a management integration (the “Management Integration”) with an accompanying transition to a holding company structure through (i) a share exchange in which the Company will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from share exchange (the “Share Exchange”), and (ii) an absorption-type company split (the “Absorption-Type Company Split”) with A&D Split Preparatory Company, Limited (the trade name of A&D Split Preparatory Company, Limited is planned to be changed to “A&D Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split has taken effect; the “Split Preparatory Company”), which is a wholly-owned subsidiary of the Company, in which all of the businesses of the Company, excluding the group management and administration business and the asset management business (the “Businesses”), will be transferred to the Split Preparatory Company on the condition that the Share Exchange has taken effect.

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The Company decided at its board of directors meeting held today to execute an absorption-type company split agreement concerning the Absorption-Type Company Split (the “Absorption-Type Company Split Agreement”) with the Split Preparatory Company, and the Absorption-Type Company Split Agreement was executed today. The Company hereby announces the details as set out below.

As announced in the Press Release, the Absorption-Type Company Split is planned to be conducted with an effective date of April 1, 2022 (the “Effective Date”) after approval is obtained at the extraordinary shareholders meeting planned to be held on February 28, 2022. Please see the Press Release for further details regarding the Management Integration.

As the Absorption-Type Company Split is a company split in which the Company will transfer businesses to its wholly-owned subsidiary, certain matters for disclosure and the details thereof are partially omitted.

I.	Absorption-Type Company Split
1.	Purpose of Absorption-Type Company Split

The Company decided at its board of directors meeting held on November 29, 2021 to conduct a management integration (the Management Integration) with Holon with an accompanying transition to a holding company structure through (i) a share exchange (the Share Exchange) in which the Company will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from the Share Exchange, and (ii) an absorption-type company split in which the Company will be the splitting company and A&D Split Preparatory Company (Split Preparatory Company) will be the succeeding company, transferring all of the businesses of the Company excluding the group management and administration business and the asset management business to the Split Preparatory Company.

The Absorption-Type Company Split will be conducted as a part of the Management Integration.

For the purpose and significance of the Management Integration, please see “I. 1. Background and Purpose, etc. of Management Integration” in the Press Release.

2.	Summary of Absorption-Type Company Split
(1)	Schedule of Absorption-Type Company Split (planned)

Board of directors meeting to approve Absorption-Type Company Split Agreement	December 21, 2021 (today)
Execution of Absorption-Type Company Split Agreement	December 21, 2021 (today)
Record date for extraordinary shareholders meeting	December 31, 2021
Date of extraordinary shareholders meeting	February 28, 2022 (planned)
Effective date for Absorption-Type Company Split	April 1, 2022 (planned)

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(2)	Method of Absorption-Type Company Split

This is an absorption-type company split in which the Company is the splitting company and the Split Preparatory Company, a wholly-owned subsidiary of the Company, is the succeeding company. The Absorption-Type Company Split is planned to be conducted with an effective date of April 1, 2022 after being approved by the extraordinary shareholders meetings of the Company and the Split Preparatory Company.

The Absorption-Type Company Split will become effective on the condition that the Share Exchange has taken effect.

(3)	Details of Allotments Relating to Absorption-Type Company Split

For the Absorption-Type Split Company, the Split Preparatory Company will issue 225,000 common shares and allot and deliver all of those issued common shares to the Company, which is the splitting company, as consideration for the businesses transferred through the Absorption-Type Company Split.

(4)	Handling of Share Options and Bonds with Share Options Relating to Absorption-Type Company Split

The Company has issued share options, but the handling thereof will not be changed due to the Absorption-Type Company Split. The Company has not issued any bonds with share options.

(5)	Increase or Decrease in Capital Due to Absorption-Type Company Split

There are no applicable matters.

(6)	Rights and Obligations To Be Assumed by Succeeding Company

The Split Preparatory Company will assume the assets, liabilities, contractual statuses, and other rights and obligations held in relation to the Businesses that are provided for in the Absorption-Type Company Split Agreement. The Company will remain concurrently liable for all obligations to be assumed by the Split Preparatory Company.

(7)	Outlook Concerning Performance of Liabilities

The Company has determined that there will be no issues in regard to the outlook concerning the performance of the liabilities of the Split Preparatory Company after the Absorption-Type Company Split.

3.       Summary of Companies Party to Absorption-Type Company Split

		Splitting Company (as of September 30, 2021)	Succeeding Company (as of December 21, 2021)
(1)	Name	A&D Company, Limited	A&D Split Preparatory Company, Limited
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Executive Officer, and President, Yasunobu Morishima	Representative Director, Yasunobu Morishima
(4)	Business details	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment
(5)	Stated capital	6,388,693,400 JPY	50,000,000 JPY (planned)
(6)	Date of establishment	May 6, 1977	December15, 2021
(7)	Number of issued shares	22,601,400 shares	1,000 shares

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(8)	End of fiscal year		March 31	March 31
(9)	Major shareholders and shareholding ratios		The Master Trust Bank of Japan, Ltd. (trust account)(10.00%)	A&D Company, Limited 100%
MLI FOR CLIENT GENERAL OMNINON COLLATERAL NON TREATY-PB((standing proxy: BofA Securities Japan Co., Ltd）(5.38%)
STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OMO2 505002 (standing proxy: Mizuho Bank, Ltd.) (5.19%)
A&D Employee Shareholder Association (5.05%)
The Nomura Trust and Banking Co., Ltd. (trust account) (3.29%)
Custody Bank of Japan, Ltd. (trust account) (3.21%)
Saitama Resona Bank, Limited (2.89%)
BBH FOR FIDELITY LOW-PRICED STOCK FUND (PRINCIPAL ALL SECTOR SUBPORTFOLIO) (standing proxy: MUFG Bank, Ltd.) (2.81%)
Ashikaga Bank, Ltd. (2.33%)
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC) (standing proxy: Mitsubishi UFJ Bank, Ltd.) (2.22%)
(10)	Relationships, etc. between companies	Capital relationship	The company holds 100% of the issued common shares of the Split Preparatory Company and is the parent company thereof.
		Personnel relationship	Six directors of the Company concurrently serve as directors of the Split Preparatory Company, and one corporate auditor of the Company concurrently serves as a corporate auditor of the Split Preparatory Company.
		Transaction relationship	There is no transaction relationship with the Company as the Split Preparatory Company has not commenced operations.
		Status as related parties	The Split Preparatory Company is a consolidated subsidiary of the Company, and therefore the Company and the Split Preparatory Company constitute related parties with respect to each other.

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(11) Consolidated financial status and business performance for the past three years
Fiscal year	The Company (splitting company)
	FY ended March 2019	FY ended March 2020	FY ended March 2021
Net assets (Consolidated)	18,090 mil. JPY	18,576 mil. JPY	23,387 mil. JPY
Total assets (Consolidated)	50,981 mil. JPY	49,302 mil. JPY	54,119 mil. JPY
Net assets per share	836.13 JPY	833.97 JPY	1,007.01 JPY
Net sales (Consolidated)	48,344 mil. JPY	49,197 mil. JPY	48,424 mil. JPY
Operating profit (Consolidated)	2,751 mil. JPY	3,700 mil. JPY	4,404 mil. JPY
Ordinary profit (Consolidated)	2,683 mil. JPY	3,432 mil. JPY	4,564 mil. JPY
Current net profit attributable to shareholders of parent company	1,900 mil. JPY	1,576 mil. JPY	3,339 mil. JPY
Current net profit per share	92.74 JPY	76.88 JPY	161.87 JPY
Dividend per share	17.00 JPY	20.00 JPY	25.00 JPY

(Note 1) The financial status and business performance for the most recent business years of the Split Preparatory Company are not stated here as no such information exists because the Split Preparatory Company was established on December 15, 2021.

(Note 2) The trade name of the Company is planned to be changed to “A&D HOLON Holdings Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split has taken effect.

4.       Summary of Business Divisions To Be Split

(1)      Business Activities of the Division to be Split Off

All businesses in which the Company is engaged, excluding the group management and administration business and the asset management business.

(2)       Operating Results of the Division to be Split Off (FY ended March 2021)

(million yen)

	The Business (a)	Splitting Company (nonconsolidated)(b)	Ratio (a/b)
Sales	33,135	33,135	100%
Operating profit	1,990	1,990	100%
Ordinary profit	2,735	2,735	100%

(3)       Items and Amounts of Assets and Liabilities to be Split Off (as of September 30, 2021)

(million yen)

Assets		Liabilities
Item	Book value	Item	Book value
Current assets	16,092	Current liabilities	7,176
Fixed assets	14,293	Fixed liabilities	752
Total	30,386	Total	7,928
(Note)	The amounts set out above are calculated based on the balance sheet as of September 30, 2021, therefore the actual amounts will be obtained by adding to or deducting from the above amounts any increases or decreases that occur by the day before the Effective Date.

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5.       Status After Absorption-Type Company Split

Please refer to “Summary of Companies Party to Absorption-Type Company Split” in section 3 above for a summary of the Company, which is the splitting company, after the Absorption-Type Company Split.

A summary of the Split Preparatory Company, which is the succeeding company, after the Absorption-Type Company Split is as follows.

(1)	Name	A&D Company, Limited (former trade name: A&D Split Preparatory Company, Limited)
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Yasunobu Morishima
(4)	Business details	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment
(5)	Stated capital	50,000,000 JPY
(6)	End of fiscal year	March 31
(Note)	It is planned that the Split Preparatory Company will change its trade name to “A&D Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split takes effect.

6.       Summary of Accounting Treatment

As the Absorption-Type Company Split is planned to be a transaction between a wholly-owning parent company and its wholly-owned subsidiary, it constitutes a “transaction under common control” as stated in the “Accounting Standards for Business Combinations” (ASBJ Statement No. 21) and the “Implementation Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10), and no goodwill (or negative goodwill) is expected to arise.

7.       Future Outlook

As the Split Preparatory Company, which will assume the Businesses through the Absorption-Type Company Split, is a wholly-owned subsidiary of the Company, the effect on consolidated performance will be minor.

End.

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